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                                 EXHIBIT 99.1

  FOR IMMEDIATE RELEASE

  Contact:  Matthew J. Palmer, (503) 238-0109
            Richard Dietz, (503) 238-0109


               WHOLESOME & HEARTY DECLARES DIVIDEND DISTRIBUTION
                      OF PREFERRED SHARE PURCHASE RIGHTS



  PORTLAND, Ore. (April 26, 1996) -- The board of directors of Wholesome & Hearty Foods, Inc. (NASDAQ:WHFI) yesterday declared a dividend distribution of one preferred share purchase right on each outstanding share of Wholesome & Hearty common stock. Each right will entitle shareholders to buy one one-hundredth of a share of newly created Series A Junior Participating Preferred Stock of the company at an exercise price of $47. The rights will be exercisable if a person or group acquires 15% or more of the company's common stock or announces a tender offer for 15% or more of the common stock. The Wholesome & Hearty board will be entitled to redeem the rights at $.01 per right at any time before a person has acquired 15% or more of the outstanding common stock.

       The rights are not being distributed in response to any specific effort to acquire control of the company. The rights are designed to assure that all Wholesome & Hearty shareholders receive fair and equal treatment in the event of any proposed takeover of the company and to guard against partial tender offers, open market accumulations and other abusive tactics to gain control of Wholesome & Hearty without paying all shareholders a control premium.

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Wholesome & Hearty
April 26, 1996
Page 2

       If a person acquires 15% or more of the outstanding common stock of Wholesome & Hearty, each right will entitle its holder to purchase, at the Right's then-current exercise price, a number of common shares of Wholesome & Hearty having a market value at that time of twice the right's exercise price. Rights held by the 15% holder will become void and will not be exercisable to purchase shares at the bargain purchase price. If Wholesome & Hearty is acquired in a merger or other business combination transaction which has not been approved by the board of directors, each Right will entitle its holder to purchase, at the right's then-current exercise price, a number of the acquiring company's common shares having a market value at that time of twice the Right's exercise price.

       "The rights are intended to enable all Wholesome & Hearty shareholders to realize the long-term value of their investment in the company. They do not prevent a takeover, but should encourage anyone seeking to acquire the company to negotiate with the board of directors prior to attempting a takeover. Over 1,000 other public companies have adopted rights plans in recent years," said
  E. Kay Stepp, chairman of the board of directors of Wholesome & Hearty.

       The rights provide an exception to the foregoing 15% thresholds for an existing stockholder which currently beneficially owns approximately 25% of the outstanding common stock of the company. With respect to that stockholder, the rights will be exercisable if such stockholder acquires or announces a tender offer for more than 5% of the company's common stock in addition to what he currently owns.

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Wholesome & Hearty
April 26, 1996
Page 3

            The dividend distribution will be payable to shareholders of record on May 20, 1996. The rights will expire in ten years. The rights distribution is not taxable to shareholders.

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